Exhibit 99.1

Loxo Oncology Appoints Chief Medical Officer, New Director

STAMFORD, CT — October 28, 2014 — Loxo Oncology, Inc. (Nasdaq: LOXO) (“Loxo”), a biopharmaceutical company focused on developing targeted cancer therapies for genetically-defined populations, today announced the promotion of Jennifer Low, M.D., Ph.D. to Chief Medical Officer (CMO) and the appointment of Lori Kunkel, M.D. as a non-employee member of the Loxo Board of Directors.

In addition to being named CMO, Dr. Low continues to serve as the company’s Executive Vice President, Research and Development. In conjunction with Dr. Low’s promotion, Dr. Lori Kunkel, who has served as Acting CMO since July 2013, will join the Loxo Board of Directors as a non-employee director, replacing Dr. Dov Goldstein.

“Jennifer joined Loxo this year as part of our executive team expansion, and her impact could be felt on day one—she is an outstanding leader with deep expertise in targeted therapeutics and oncology research, garnered through her successful drug development career,” said Josh Bilenker, MD, Chief Executive Officer. “Lori’s instrumental role in the design and initiation of the LOXO-101 clinical trial, her proven drug development expertise and her valuable industry perspective make her a welcome addition to our Board. As we continue to grow our organization and advance our clinical program, we’re delighted to continue working with both Jennifer and Lori in their new roles.”

Prior to joining Loxo, Dr. Low served as Senior Group Medical Director in Product Development at Genentech, a member of the Roche Group. In that role, Dr. Low led the development of Erivedge (vismodegib, the first approved hedgehog pathway inhibitor) from the first-in-man study to global approvals, and supervised the development teams for numerous drugs and drug candidates including Zelboraf (vemurafenib, the first approved inhibitor of BRAF V600), Tarceva (erlotinib, EGFR inhibitor) and cobimetinib (GDC-0973, MEK1/2 inhibitor). Prior to Genentech, Dr. Low was a Senior Investigator in the Investigational Drug Branch of the Cancer Therapy Evaluation Program at the National Cancer Institute (NCI) and an attending physician at the National Institutes of Health Clinical Center in Bethesda, Maryland. Dr. Low trained in internal medicine at University of California Davis, and in medical oncology at the NCI, earning board certifications in these specialties. She received her M.D. and Ph.D. degrees from Georgetown University, and her undergraduate degree from the California Institute of Technology.

Prior to Loxo, Dr. Kunkel served as CMO at Pharmacyclics from November 2011 until August 2013 where she was responsible for building and leading an integrated clinical development and medical affairs organization highlighted by the approval of IMBRUVICA. Previously she served as CMO at Proteolix, acquired by Onyx, where she oversaw the clinical development of KYPROLIS. She has held senior roles at ACT Therapeutics, Syndax, Xencor, and Genitope. Dr. Kunkel trained in internal medicine at Baylor College of Medicine, and in hematology-oncology at University of Southern California (USC) and University of California Los Angeles earning board certification in these specialties. Dr. Kunkel received her M.D. from USC and her B.A. degree from University of California San Diego.

In addition to the new appointments, Loxo also announced that Dr. Mikel Moyer, Chief Scientific Officer for Loxo, has resigned from his position at the company.

About Loxo Oncology

Loxo Oncology develops targeted small molecule therapeutics for the treatment of cancer in genetically defined patient populations. Loxo’s development approach translates key scientific insights relating to the oncogenic drivers of cancer into drugs that are potent and highly selective for their intended targets. This approach is intended to allow for the development of drugs with a high probability of clinical success while reducing the time, costs and risks of drug development. Loxo Oncology derives its company name from an attendant of the Greek goddess Artemis, who represented the concept of trajectory in the sport of archery.  For more information, visit www.loxooncology.com.

Contacts:

Company:

Jacob S. Van Naarden

Vice President, Corporate Development and Strategy

jake@loxooncology.com

Investors:

Peter Rahmer

The Trout Group, LLC

646-378-2973

prahmer@troutgroup.com

Media:

Karen Sharma

MacDougall Biomedical Communications

781-235-3060

ksharma@macbiocom.com